EXHIBIT 1(C)

                           COPY OF THE AMENDMENT

                     TO THE ARTICLES OF INCORPORATION


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                      GREENSPRING FUND, INCORPORATED

                          ARTICLES OF AMENDMENT


      Greenspring Fund, Incorporated, a Maryland corporation having its principal office in Baltimore County, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The charter of the Corporation is hereby amended by striking out the first paragraph of Article Fifth thereof and inserting in lieu thereof the following:

              FIFTH: The total number of shares of stock which the Corporation has authority to issue is sixty million (60,000,000) shares, of the par value of one cent ($0.01) a share, all of one class, having an aggregate par value of six hundred thousand dollars ($600,000.00).

      SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

      THIRD: (a) The total number of shares of all classes of stock of the corporation heretofore authorized, and the number and par value of shares of each class are as follows: 30,000,000 shares of capital stock, all of one class, par value $.01 per share. (b) The total number of shares of all classes of stock of the corporation as increased, and the number and par value of the shares of each class, are as follows: 60,000,000 shares of capital stock, all of one class, par value $.01 per share.

      IN WITNESS WHEREOF, Greenspring Fund, Incorporated has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on April 28, 1998.

ATTEST:                                  GREENSPRING FUND, INCORPORATED

/s/Michael T. Godack                     /s/Charles vK. Carlson
Michael T. Godack, Secretary             Charles vK. Carlson, President

      THE UNDERSIGNED President of Greenspring Fund, Incorporated, who executed on behalf of said Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information, and belief, the matters and fact set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                        /s/Charles vK. Carlson
                                        Charles vK. Carlson, President